UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12 (b)
OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

TRANSGLOBE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Province of British Columbia, Canada	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 2900, 330 - 5th Avenue, S.W., Calgary, Alberta	T2P 0L4
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class
is to be registered

Common Shares	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box ☒.

If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box ☐.

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
Common Shares of TransGlobe Energy Corporation (“Registrant”)

General

The authorized capital stock of registrant consists of 500,000,000 shares of common stock, without par value. The holders of the shares of common stock (i) have equal ratable rights to dividends from funds legally available therefor, when as and if declared by the board of directors of the Registrant; (ii) are entitled to shares ratably in all the assets of registrant available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Registrant, (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto. Such shares are entitled to one vote per share in all matters in which the shareholders are entitled to vote at all meetings of shareholders.

Non-Cumulative Voting

The holders of shares of common stock of the Registrant do not have a cumulative voting right which means that the holders of more than 50% of the outstanding shares of common stock can elect all of the directors to be elected and thus the holders of the remaining shares will not be able to elect any of Registrant’s directors.

ITEM 2. EXHIBITS

NONE

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TransGlobe Energy Corporation

Date: November 6, 2003

By:	/s/ David C. Ferguson
David C. Ferguson, Vice President, Finance & CFO
*Print the name and title of the signing office under his signature.